[LETTERHEAD OF AMERIGROUP® CORPORATION]

Contact:
AMERIGROUP Corporation
Scott M. Tabakin,
(757) 321-3535

AMERIGROUP RECEIVES DEPARTMENT OF INSURANCE
APPROVAL FOR ITS FLORIDA ACQUISITION

ACQUISITION ON TRACK FOR JANUARY 2003 COMPLETION

VIRGINIA BEACH, Va. (November 25, 2002)—AMERIGROUP Corporation (Nasdaq/NM: AMGP) today announced that it has received approval from the Florida Department of Insurance for its previously announced acquisition of PHP Holdings, Inc. and its wholly-owned subsidiary Physicians Healthcare Plans, Inc. (together, PHP). PHP is a licensed HMO, which serves approximately 190,000 members in Florida. Although closing of the transaction is subject to certain other conditions and regulatory filings, AMERIGROUP anticipates the completion of the transaction to be effective in January 2003. The company will operate under the name AMERIGROUP Florida, Inc.

AMERIGROUP Florida will serve the needs of individuals who receive health care benefits under the state’s Medicaid and Florida Healthy Kids (SCHIP) programs, as well as Summit Care, a pilot elder care program designed to help seniors live safely in their homes as an alternative to nursing home care. AMERIGROUP Florida will operate in 12 counties in central and south Florida, including the Miami/Ft. Lauderdale, Orlando and Tampa metropolitan areas. As previously announced the transaction with PHP should add approximately $300 million of revenues and be accretive to 2003 earnings by $0.25 to $0.30 per share.

“Our transition activities are proceeding according to plan and approval from the Florida Department of Insurance is a key milestone towards completion of the transaction,” said Jeffrey L. McWaters, chairman and CEO of AMERIGROUP Corporation. “We look forward to partnering with the State of Florida to further improve access to health care and services and continuing both AMERIGROUP’s and PHP’s tradition of quality service to our members, their physicians and other health care providers.”

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AMPG Receives Florida DOI Approval — Page 2
November 25, 2002

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, State Children’s Health Insurance Program (SCHIP), and FamilyCare. The Company currently operates in Maryland, Texas, New Jersey, Illinois and the District of Columbia. For more information on AMERIGROUP Corporation, please visit the Company’s web site at www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements, including statements related to acquired assets, timing and expectation of closure of the PHP acquisition, expected future financial position, membership, revenues and earnings per share, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission on March 12, 2002, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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